Exhibit 10.10
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-10-HR Detroit, MI 48226

<DATE>

<NAME>

Re: Ally Financial Inc. Incentive Compensation Plan – KCSU Award

Dear <FIRST NAME>:

1.
You have been granted a Key Contributor Stock Unit Award under the Ally Financial Inc. Incentive Compensation Plan (the “Plan”). A copy of the Plan is included on the Shareworks website. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.	Your Key Contributor Stock Unit Award is being made in the form of Restricted Stock Units. Your Award is comprised of the following:

Grant Date:    [INSERT]
Total Award: [INSERT]

Units	Vesting Date	Settlement Date
[INSERT: Granted award]	[INSERT: 3 years from grant date]	[INSERT: 3 years from grant date]

4.
This Award Agreement will become effective after you have electronically accepted it via the Shareworks website. If you do not accept this Award Agreement within 45 days of notification, you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations and Ally Policy that govern compensation, see paragraph 2 above, your Award will vest and be settled as soon as practical after the date(s) noted above. If and when a change to the vesting date(s) noted above is required, you will be notified in writing.

6.
If on the Grant Date you are considered a material risk taker (“MRT”), in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unsettled, Ally reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with Ally’s recoupment policy contained in the Enterprise Compensation Policy.

7.
If your employment is terminated by the Company without Cause, then any unvested tranches of your Award will Vest and be settled as determined by the schedule above. Additionally, Section 11(c)(i)’s special vesting provision relating to a Termination of Service by reason of Retirement will not apply to your Key Contributor Stock Unit Award (i.e., your age and service will not be a factor in determining whether your award vests). Otherwise, Section 11 of the Plan governs the effect of a Termination of Service on your Award.

8.
If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the Vesting Date. These dividends will vest and be paid to you on the Settlement Date (or such other vesting and settlement date applicable under this Award), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

9.
The restrictions in Section 13(a) of the Plan on your ability to solicit any Ally client, customer, or employee for 24 months following your Termination of Service is grounded in Ally’s significant investment of time, effort, and expense in establishing client, customer, and employee relationships across Ally’s lines of business. As this applies to you, the scope of the restriction on your ability to solicit Ally clients or customers will run commensurate with the scope of your responsibilities while employed by Ally. That is, the terms “client or customer” as used in Section 13(a) (i.e., “(i) solicit any client or customer of the Company or any Affiliate with respect to a Competitive Activity”) will mean those clients or customers (whether current or prospective): (i) with whom you had direct or indirect personal contact within the last 12 months of your employment with Ally; or (ii) about whom you learned confidential or proprietary information (including trade secrets) by virtue of your employment with Ally during the last 12 months of your employment with Ally. The term “solicit” also will include any communication or other interaction between you and a client or customer (whether current or prospective) that takes place to make sales to, perform services for, or otherwise further the business relationship with that client or customer (whether current or prospective). Notwithstanding Section 21 of the Plan, Section 13(a) is governed by Michigan law without regard to its conflict of laws provision. An action to enforce or seek damages for breach of Section 13(a) may only be brought in a federal or state court of competent jurisdiction in Michigan.

10.
You may designate a beneficiary using the Shareworks website. If no beneficiary is designated, or if the Ally determines that the beneficiary designation is unclear, or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The Shareworks website may also be used for any subsequent change in your beneficiary designation.

11.
By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.
Except as prohibited by any federal law or regulation that governs compensation, see paragraph 2 above, your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours,

                Kathleen Patterson
Chief HR Officer

<DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)